EXHIBIT 2.7

                          PLAN AND AGREEMENT OF MERGER

     THIS PLAN AND AGREEMENT OF MERGER, dated December 17, 2003 ("Agreement"), is entered into between Olympic Resources Ltd., a Wyoming corporation ("Olympic"), and Whittier Energy Corporation, a Nevada corporation ("Whittier").

                                    RECITALS

     A. The respective Boards of Directors of Olympic and Whittier believe that the best interests of Olympic and Whittier and their respective shareholders will be served by the merger of Whittier with Olympic under and pursuant to the provisions of this Agreement and the Wyoming General Corporation Law and the Nevada Business Corporation Act.

     B. Olympic has an aggregate authorized capital of 101,000,000 shares of capital stock consisting of 100,000,000 shares of common stock, no par value per share ("Olympic Common Stock") and 1,000,000 shares of preferred stock, no par value ("Olympic Preferred Stock"). On December 17, 2003, there were 94,462,539 shares of Olympic Common Stock issued and outstanding. On the date hereof, there are no shares of Olympic Preferred Stock outstanding.

     C. Whittier has an aggregate authorized capital stock of 101,000,000 shares capital stock consisting of 100,000,000 shares of common stock, $.001 par value per share ("Whittier Common Stock") and 1,000,000 shares of preferred stock, $.001 par value per share ("Whittier Preferred Stock"). On the date hereof, there are 1,000 shares of Whittier Common Stock issued to Olympic and presently outstanding, and no shares of Whittier Preferred Stock issued and outstanding.

                                    AGREEMENT

     In consideration of the Recitals and of the mutual agreements contained in this Agreement, the parties hereto agree as set forth below.

     1. Merger. Olympic shall be merged with and into Whittier (the "Merger").

     2. Effective Date. The Merger shall become effective immediately upon the later of the filing of this Agreement or a Certificate of Merger with the Secretary of State of Wyoming in accordance with Wyoming General Corporation Law and the filing of Articles of Merger with the Secretary of State of Nevada in accordance with the Nevada Business Corporation Act. The time of such effectiveness is hereinafter called the "Effective Date."

     3. Surviving Corporation. Whittier shall be the surviving corporation and shall continue to be governed by the laws of the State of Nevada. The separate corporate existence of Olympic shall cease on the Effective Date.

     4. Articles of Incorporation. The Articles of Incorporation of Whittier as it exists on the Effective Date shall be the Articles of Incorporation of Olympic following the Effective Date, unless and until the same shall thereafter be amended or repealed in accordance with the laws of the State of Nevada.

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     5. Bylaws. The Bylaws of Whittier as they exist on the Effective Date shall be the Bylaws of Olympic following the Effective Date, unless and until the same shall be amended or repealed in accordance with the provisions thereof and the laws of the State of Nevada.

     6. Board of Directors and Officers. The members of the Board of Directors and the officers of Olympic immediately prior to the Effective Date shall be the members of the Board of Directors and the officers of Whittier following the Effective Date, and such persons shall serve in such offices for the terms provided by law or in the Bylaws, or until their respective successors are elected and qualified.

     7. Conversion of Outstanding Olympic Stock. Upon the Effective Date, each issued and outstanding share of Olympic Common Stock and all rights in respect thereto shall be converted into one fully paid and nonassessable share of Whittier Common Stock, and each certificate representing shares of Olympic Common Stock shall for all purposes be deemed to evidence the ownership of the same number of shares of Whittier Common Stock as set forth in such certificate. After the Effective Date, each holder of an outstanding certificate representing shares of Olympic Common Stock shall surrender the same to Whittier's registrar and transfer agent for cancellation, and each such holder shall be entitled to receive in exchange therefor a certificate(s) evidencing the ownership of the same number of shares of Whittier Common Stock as are represented by the Olympic certificate(s) surrendered to Whittier's registrar and transfer agent.

     8. Stock Options, Warrants and Convertible Debt. Upon the Effective Date, each stock option, stock warrant, convertible debt instrument and other right to subscribe for or purchase shares of Olympic Common Stock shall be converted into a stock option, stock warrant, convertible debt instrument or other right to subscribe for or purchase the same number of shares of Whittier Common Stock, and each certificate, agreement, note or other document representing such stock option, stock warrant, convertible debt instrument or other right to subscribe for or purchase shares of Olympic Common Stock shall for all purposes be deemed to evidence the ownership of a stock option, stock warrant, convertible debt instrument or other right to subscribe for or purchase shares of Whittier Common Stock.

     9. Rights and Liabilities. On and after the Effective Date, and all in the manner of and as more fully set forth in Section 607.1106 of the Nevada Business Corporation Act and Section 259 of the Wyoming General Corporation Law, the title to all real estate and other property, or any interest therein, owned by each of Whittier and Olympic shall be vested in Whittier without reversion or impairment; Whittier shall succeed to and possess, without further act or deed, all estates, rights, privileges, powers, and franchises, both public and private, and all of the property, real, personal and mixed, of each of Whittier and Olympic without reversion or impairment; Whittier shall be responsible and liable for all the liabilities and obligations of each of Whittier and Olympic; any claim existing or action or proceeding pending by or against Whittier or Olympic may be continued as if the Merger did not occur or Whittier may be substituted for Olympic in the proceeding; neither the rights of creditors nor any liens upon the property of Whittier or Olympic shall be impaired by the Merger; and Whittier shall indemnify and hold harmless the officers and directors of each of the parties hereto against all such debts, liabilities and duties and against all claims and demands arising out of the Merger.

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

     10. Termination. This Agreement may be terminated and abandoned by action of the respective Boards of Directors of Whittier and Olympic at any time prior to the Effective Date, whether before or after approval by the shareholders of either or both of the parties hereto.

     11. Amendment. The Boards of Directors of the parties hereto may amend this Agreement at any time prior to the Effective Date; provided that an amendment made subsequent to the approval of this Agreement by the shareholders of either of the parties hereto shall not: (a) change the amount or kind of shares, securities, cash, property or rights to be received in exchange for or on conversion of all or any of the shares of the parties hereto, (b) change any term of the Articles of Incorporation of Whittier, or (c) change any other terms or conditions of this Agreement if such change would adversely affect the holders of any capital stock of either party hereto.

     12. Registered Office. The registered office of Whittier in the State of Nevada is located at 202 South Minnesota Street, Carson City, Nevada 89703. The name of its Resident Agent is Capitol Corporate Services, Inc. at such address.

     13. Inspection of Agreement. Executed copies of this Agreement will be on file at the registered office of Whittier, as well as Whittier's principal place of business at 3355 West Alabama, Suite 950, Houston, Texas 77098. A copy of this Agreement shall be furnished by Whittier, on request and without cost, to any shareholder of either Whittier or Olympic.

     14. Governing Law. This Agreement shall in all respects be construed, interpreted and enforced in accordance with and governed by the laws of the State of Nevada.

     15. Service of Process. On and after the Effective Date, Whittier agrees that it may be served with process in Wyoming in any proceeding for enforcement of any obligation of Whittier or Olympic arising from the Merger.

     16. Designation of Wyoming Secretary of State as Agent for Service of Process. On and after the Effective Date, Whittier irrevocably appoints the Secretary of State of Wyoming as its agent to accept service of process in any suit or other proceeding to enforce the rights of any shareholders of Whittier or Olympic arising from the Merger. The Wyoming Secretary of State is requested to mail a copy of any such process to Whittier at 7770 El Camino Real, Carlsbad, California 92009, Attention: Bryce W. Rhodes, President.



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

     IN WITNESS WHEREOF, each of the parties hereto, pursuant to authority duly granted by their respective Board of Directors, has caused this Plan and Agreement of Merger to be executed, respectively, by its Chief Executive Officer and attested by its Secretary.


                                           Whittier Energy Corporation
                                           a Nevada corporation
ATTEST:


By: /s/ Dallas Parker                      By: /s/ Bryce W. Rhodes
---------------------------------          -------------------------------------
Name: Dallas Parker                        Name: Bryce W. Rhodes
Title: Secretary                           Title: Chief Executive Officer



                                           Olympic Resources Ltd.
                                           a Wyoming corporation
ATTEST:


By: /s/ Dallas Parker                      By: /s/ Bryce W. Rhodes
---------------------------------          -------------------------------------
Name: Dallas Parker                        Name: Bryce W. Rhodes
Title: Secretary                           Title: Chief Executive Officer




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